FOR IMMEDIATE RELEASE


           Gentiva Health Services Intends to Challenge Ohio Judgement

     Melville, N.Y., November 27, 2000--Gentiva Health Services (Nasdaq: GTIV), the nation's leading provider of specialty pharmaceutical distribution and home health care services, today announced that it intends to vigorously pursue post-trial challenges to a verdict issued on November 22, 2000 in the Mahoning County, Ohio Court of Common Pleas.

     In this case, an age discrimination lawsuit first filed in 1998, a jury returned a verdict in favor of the plaintiff against Olsten Health Services Corp. and Olsten Corporation (the former parent of Gentiva Health Services), consisting of $675,000 in compensatory damages, $30 million in punitive damages, and an undetermined award of attorneys' fees. In connection with Gentiva's split-off from Olsten Corporation in March 2000, Gentiva agreed to assume all liabilities of Olsten Corporation arising out of its health services business and to indemnify Olsten Corporation for such liabilities.

     Gentiva announced this morning that the defendants will pursue a number of post-trial options in response to the verdict. The company strongly believes that there are meritorious grounds upon which to challenge the trial's outcomes.

     Gentiva this morning has filed Form 8-K in relation to the November 22, 2000 jury verdict.

     Gentiva Health Services (Nasdaq: GTIV) is the nation's leading provider of specialty pharmaceutical distribution and home health care services. With more than 300 locations in the United States, the company had approximately $1.5 billion in 1999 revenues. For more information, visit Gentiva's Web site, www.gentiva.com.

     Information contained in this news release, other than historical information, should be considered forward-looking, and is subject to various risk factors and uncertainties. For instance, the company's strategies and operations involve risks of competition, changing market conditions, changes in laws and regulations affecting our industries and numerous other factors discussed in this release and in the company's filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those anticipated in any forward-looking statements.


                Contact:  Michael Johns
                          Vice President, Communications
                          Gentiva Health Services
                          3 Huntington Quadrangle, 2S
                          Melville, NY  11747-8943
                          (631) 501-7442
                          michael.johns@gentiva.com

       Investor Contact:  John J. Collura
                          Executive Vice President, Chief Financial
                          Officer and Treasurer
                          Gentiva Health Services
                          (631) 501-7437